EXHIBIT 99.1

SMTC Corporation Reports Third Quarter 2018 Results

Year-over-Year Q3 2018 Revenue Up 56% and 34.5% YTD

TORONTO, Nov. 06, 2018 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX), a global electronics manufacturing services provider, today announced third quarter 2018 results.

Q3 Financial Highlights

  Revenues increased 56.0% to $53.7 million, compared to $34.4 million in the third quarter of 2017
  Gross profit was $5.2 million or 9.8% of revenue, representing an increase over $3.0 million or 8.6% of revenue reported in the third quarter of 2017
  Earnings before income taxes of $1.0 million compared to a loss of ($0.5) million in the third quarter of 2017
  Net earnings of $0.9 million or $0.04 per share, which represents a $1.4 million improvement, compared to a net loss of $(0.6) million or $(0.03) per share reported in the third quarter of 2017
  Net Debt at the end of the quarter was $11.8 million compared to $14.9 million at year-end
  Rights Offering closed August 28, 2018 adding $12.6 million in cash to the balance sheet
  Adjusted EBITDA was $2.4 million, which represents a $1.3 million improvement compared to $1.1 million in the third quarter of 2017

“I am pleased to report another strong quarter, again exceeding our business plan and we’re on track for our first profitable year in more than five years,” said Ed Smith, SMTC’s President and Chief Executive Officer. “In Q3 we continued to see strong demand from customers in the industrial, networking and communications, power and energy, and medical market sectors. To better support our growing global customer base,  year to date we have completed capital equipment investment of nearly $5 million dollars in North America, earned AS9100D certification to address the needs of customers in the Avionics, Aerospace, and Defense industries, and received 13485 accreditation that enabled us to move forward with orders from new medical customers,” Smith continued.

“We remain focused on executing both in terms of growing the top-line, as well as keeping our costs in check.  Our nine-month or year-to-date sales were up 34.5% over last year and our SG&A remains flat compared to last year’s same period, a testament to our attention to supply chain management and excellent customer value proposition,” concluded Mr. Smith.

Revenue for the third quarter was $53.7 million, up 56.0% from $34.4 million in the third quarter of 2017. Sequentially, revenue increased 20.7% from $44.5 million during the second quarter of 2018. The year-over-year increase from the third quarter of 2017 was the result of strong demand both from existing and new customers in 2018 and well-diversified among the company’s target end-markets. The adoption of the new revenue recognition standard accounted for $1.7 million or 4.8% of the year-over-year revenue increase.

Gross profit for the third quarter of 2018 was $5.2 million or 9.8% of revenue, compared with $3.0 million or 8.6% of revenue for the third quarter in 2017. Adjusted gross profit for the third quarter of 2018 was $5.1 million or 9.6% as a percentage of revenue, compared to $3.1 million or 9.0% of revenue in the third quarter of 2017. Gross profit for the second quarter of 2018 was $4.3 million or 9.6% of revenue while adjusted gross profit was $4.4 million or 9.8% of revenue.

Net earnings were $0.9 million for the third quarter of 2018, compared to a net loss of $(0.6) million in the third quarter of 2017. The company reported a net loss of $(0.1) million for the second quarter of 2018.

Adjusted EBITDA was $2.4 million in the third quarter of 2018, compared to $1.1 million for the third quarter of 2017 and $1.6 million in the second quarter of 2018. The increase in the third quarter of 2018 compared to the prior quarter was primarily due to higher revenue in addition to improved gross margin and lower administrative expenses relative to the increased revenue.

Financial Results Conference Call

The company will host a conference call which will start at 8:30 a.m. Eastern Time on Wednesday November 7, 2018 by accessing the Investor Relations’ section of SMTC’s web site on the Investor Relations Events Calendar page at https://ir.smtc.com/ir-calendar or dialing 1-877-317-6789  (for U.S. participants) or 1-412-317-6789 (for participants outside of the U.S.) ten minutes prior to the start of the call and request to be joined to the SMTC Corporation’s Third Quarter 2018 Results Conference Call.  A replay webcast of the call will also be available from the Investor Relations’ section of SMTC’s web site on the Investor Relations Events Calendar page.

Non-GAAP information

Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit percentage are non-GAAP measures. Adjusted EBITDA is computed as net earnings (loss) from operations excluding depreciation and amortization, restructuring charges, unrealized foreign exchange gains/losses on unsettled forward foreign exchange contracts, stock-based compensation, interest and income tax expense. SMTC Corporation has provided in this release a non-GAAP calculation of Adjusted EBITDA as supplemental information regarding the operational performance of SMTC’s core business. A reconciliation of Adjusted EBITDA to net earnings (loss) is included in the attachment. Adjusted Gross Profit is computed as gross profit excluding unrealized gains or losses on unsettled forward foreign exchange contracts. Adjusted Gross Profit percentage is computed as Adjusted Gross Profit divided by revenue. A reconciliation of Adjusted Gross Profit to gross profit is included in the attachment. Management uses these non-GAAP financial measures internally in analyzing SMTC’s financial results to assess operational performance and liquidity as well as to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies. SMTC believes that these non-GAAP financial measures are useful for management and investors in assessing SMTC’s performance and when planning, forecasting and analyzing future periods. SMTC believes these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because investors and analysts use it to help assess the health of our business. Non-GAAP measures are subject to limitations as these measures are not in accordance with, or an alternative for, United States Generally Accepted Accounting Principles (US GAAP) and may be different from non-GAAP measures used by other companies. Because of these limitations, investors should consider Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit percentage along with other financial performance measures, including revenue, gross profit and net earnings (loss), as reflected in SMTC’s interim consolidated financial statements prepared in accordance with US GAAP.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward looking terminology such as  “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC. For these statements, we claim the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the electronics manufacturing services (EMS) industry, component shortages, and others risks and uncertainties discussed in SMTC's most recent filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and SMTC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

About SMTC Corporation

SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including printed circuit boards assemblies (PCBA) production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC manufacturing facilities span a broad footprint in the United States, China and Mexico. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, networking and computing, power and energy and medical market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and was added to the Russell Microcap® Index in 2018. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

Investor Relations Information

Peter Seltzberg
Managing Director
Darrow Associates, Inc.
516-419-9915
pseltzberg@darrowir.com

Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
	Three months ended			Nine months ended

(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	Sep 30, 2018	July 1, 2018	Oct 1, 2017	Sep 30, 2018	Oct 1, 2017

Revenue	$53,677	$44,479	$34,417	$135,276	$100,590
Cost of sales	48,440	40,196	31,443	121,906	92,639
Gross profit	5,237	4,283	2,974	13,370	7,951
Selling, general and administrative expenses	3,682	3,647	2,952	10,838	10,824
Impairment of property, plant and equipment	-	-	-	-	1,601
Loss/(gain) on sale of property, plant and equipment	3	-	(60)	3	(60)
Restructuring charges	58	96	326	154	1,677
Operating earnings (loss)	1,494	540	(244)	2,375	(6,091)
Interest expense	485	403	229	1,195	625
Earnings (loss) before income taxes	1,009	137	(473)	1,180	(6,716)
Income tax expense (recovery)
Current	290	196	173	596	468
Deferred	(145)	38	(95)	(191)	(243)
	145	234	78	405	225
Net earnings (loss), also being comprehensive income (loss)	$864	$(97)	$(551)	$775	$(6,941)

Basic earnings (loss) per share	$0.04	$(0.01)	$(0.03)	$0.04	$(0.41)
Diluted earnings (loss) per share	$0.04	$(0.01)	$(0.03)	$0.04	$(0.41)

Weighted average number of shares outstanding
Basic	19,335,253	17,222,439	16,824,538	17,866,399	16,764,257
Diluted	19,986,756	17,222,439	16,824,538	18,517,902	16,764,257

Consolidated Balance Sheets
(Unaudited)

(Expressed in thousands of U.S. dollars)	Sep 30, 2018	December 31, 2017
Assets

Current assets:
Cash	$14,689	$5,536
Accounts receivable - net	41,206	29,110
Unbilled contract assets	8,503	-
Inventories	28,372	22,363
Prepaid expenses and other assets	3,144	2,142
Derivative assets	-	37
Total current assets	95,914	59,188
Property, plant and equipment - net	12,351	10,269
Deferred income taxes - net	496	305
Deferred financing costs - net	108	94
Total assets	$108,869	$69,856

Liabilities and Shareholders' Equity

Current liabilities:
Revolving credit facility	$16,706	$12,191
Accounts payable	41,649	25,028
Accrued liabilities	7,273	4,877
Derivative liabilities	-	375
Income taxes payable	16	48
Current portion of long-term debt	2,000	2,000
Current portion of equipment facility	953	-
Current portion of capital lease obligations	305	174
Total current liabilities	68,902	44,693

Equipment facility	1,676	-
Long-term debt	4,500	6,000
Capital lease obligations	396	89
Total liabilities	75,474	50,782

Shareholders’ equity:
Capital stock	457	396
Additional paid-in capital	278,520	265,355
Deficit	(245,582)	(246,677)
Total shareholders' equity	33,395	19,074
Total liabilities and Shareholders' equity	$108,869	$69,856

Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended			Nine months ended
(Expressed in thousands of U.S. dollars)
Cash provided by (used in):	Sep 30, 2018	July 1, 2018	Oct 1, 2017	Sep 30, 2018	Oct 1, 2017
Operations:
Net income (loss)	$864	$(97)	$(551)	$775	$(6,941)
Items not involving cash:
Depreciation	883	769	839	2,426	2,789
Unrealized foreign exchange loss (gain) on unsettled forward exchange contracts	(108)	89	118	(338)	(1,438)
Impairment of property, plant and equipment	-	-	-	-	1,601
Loss/(gain) on sale of property, plant and equipment	3	-	(60)	3	(60)
Deferred income taxes (recovery)	(145)	38	(95)	(191)	(243)
Amortization of deferred financing fees	13	12	8	34	19
Stock-based compensation	75	77	77	278	273
Change in non-cash operating working capital:
Accounts receivable	(9,081)	(1,223)	(1,625)	(12,096)	(541)
Unbilled contract assets	(1,695)	(1,339)	-	(8,183)	-
Inventories	(3,158)	(4,516)	3,878	(6,009)	(543)
Prepaid expenses and other assets	435	(1,068)	328	(1,002)	764
Income taxes payable/(receivable)	16	-	7	(32)	(144)
Accounts payable	7,587	4,383	(4,268)	16,582	(2,581)
Accrued liabilities	1,088	177	335	2,449	1,156
	(3,223)	(2,698)	(1,009)	(5,304)	(5,889)
Financing:
Net advances of revolving credit facility	4,725	1,940	421	4,515	3,178
Repayment of long-term debt	(500)	(500)	(500)	(1,500)	(1,500)
Principal payment of capital lease obligations	(95)	(50)	(44)	(189)	(352)
Advance of equipment facility	735	1,894	-	2,629	-
Proceeds from issuance of common stock	-		-	-	-
Proceeds from exercise of stock options	-	361	-	361	-
Proceeds from issuance of common stock through rights offering	12,587	-	-	12,587	-
Deferred financing costs	-	(15)	-	(48)	(51)
	17,452	3,630	(123)	18,355	1,275
Investing:
Purchase of property, plant and equipment	(1,493)	(2,301)	(400)	(3,898)	(1,314)
Proceeds for leasehold improvement	-	-	56	-	56
Proceeds from sale of property, plant and equipment	-	-	281	-	281
	(1,493)	(2,301)	(63)	(3,898)	(977)
Decrease in cash	12,736	(1,369)	(1,195)	9,153	(5,591)
Cash, beginning of period	1,953	3,322	4,107	5,536	8,503
Cash, end of the period	$14,689	$1,953	$2,912	$14,689	$2,912

Supplementary Information:

Reconciliation of Adjusted EBITDA

	Three months ended			Nine months ended
	Sep 30, 2018	July 1, 2018	Oct 1, 2017	Sep 30, 2018	Oct 1, 2017

Net earnings (loss)	$864	$(97)	$(551)	$775	$(6,941)
Add (deduct):
Depreciation	883	769	839	2,426	2,789
Interest	485	403	229	1,195	625
Income tax expense	145	234	78	405	225
EBITDA	$2,377	$1,309	$595	$4,801	$(3,302)
Stock compensation expense	75	77	77	278	273
Restructuring charges	58	96	326	154	1,677
Unrealized foreign exchange loss (gain) on unsettled forward exchange contracts	(108)	89	118	(338)	(1,438)
Adjusted EBITDA	$2,402	$1,571	$1,116	$4,895	$(2,790)

Supplementary Information:

Reconciliation of Adjusted Gross Profit

	Three months ended			Nine months ended
	Sep 30, 2018	July 1, 2018	Oct 1, 2017	Sep 30, 2018	Oct 1, 2017

Gross Profit	$5,237	$4,283	$2,974	$13,370	$7,951
Add (deduct):
Unrealized foreign exchange loss (gain) on unsettled forward exchange contracts	(108)	89	118	(338)	(1,438)
Adjusted Gross Profit	5,129	4,372	3,092	13,032	6,513
Adjusted Gross Profit %	9.6%	9.8%	9.0%	9.6%	6.5%